Exhibit 10.38
Schedule 3.3
REVOLVING CREDIT NOTE

East Lansing, Michigan
$ 10,000,000	July 29th, 2005
     FOR VALUE RECEIVED, the undersigned BIOPORT CORPORATION, a Michigan corporation, of Lansing, Michigan, promises to pay to the order of FIFTH THIRD BANK, a Michigan banking corporation (“Lender”), at its office in East Lansing, Michigan, or at any other place that the holder of this Note designates in writing, the sum of Ten Million Dollars ($10,000,000), or any lesser amount that Lender shall have loaned to the undersigned under Section 3 of a certain Amended and Restated Loan Agreement dated July 29th, 2005, between the undersigned and Lender, as amended (“Loan Agreement”), together with interest (computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed) on the unpaid balance at an annual rate equal to three-eights of one percent (37.5 basis points) below the Index Rate until maturity and after maturity at an annual rate equal to one and five eighths percent (162.5 basis points) above the Index Rate. Any change in the interest rate on this Note that is occasioned by a change in the Index Rate shall be effective on the day of the change in the Index Rate.
     “Index Rate” means the interest rate that Lender announces from time to time as its “prime” interest rate. Borrower acknowledges that the rate that Lender announces as its “prime” interest rate at any given time is not the lowest rate of interest that is available to Lender’s commercial customers at that time.
     The interest on this Note shall be payable monthly beginning July 29th, 2005, and continuing on the first day of each succeeding month until the principal is paid in full. The principal of this Note shall be payable as provided in Section 3 of the Loan Agreement.
     If Borrower does not make a payment of interest within ten days after it is due, then Borrower shall immediately pay to Lender a late charge in an amount equal to the greater of Fifty Dollars ($50) or 10% of the amount of the late payment. This is in addition to Lender’s other rights and remedies for default in payment of interest when due.
     This Note evidences Borrower’s indebtedness to Lender by reason of loans made and to be made from time to time under Section 3 of the Loan Agreement (“Loans”). Lender’s records shall be prima facie evidence of all Loans and prepayments and of the indebtedness outstanding under this Note at any time. Borrower and the holder of this Note shall have all of the rights and powers set forth in the Loan Agreement as though they were fully set forth in this Note.

     Reference is made to the Loan Agreement for a statement of the conditions under which the principal of this Note and accrued interest may become immediately due and payable.
     In this Note, “maturity” means the time when the entire remaining unpaid principal balance of this Note is or becomes immediately due and payable without demand.
     Except as otherwise provided in the Loan Agreement, the undersigned waives protest, presentment, demand and notice of nonpayment.

BIOPORT CORPORATION

By	/s/ Robert G. Kramer

Its	President & CEO

And by	/s/ [Illegible]

Its	Associate Director of Finance